2400 First Indiana Plaza
135 North Pennsylvania Street
Indianapolis, IN 46204-2452



Independent Auditors' Report



The Board of Directors
1ST RANCORP:


We have audited the accompanying consolidated statement of financial condition of 1ST BANCORP and subsidiaries as of June 30, 1998 and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the two-year period ended June 30, 1998. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of 1ST BANCORP and subsidiaries as of June 30, 1998, and the results of their operations and their cash flows for each of the years in the two-year period ended June 30, 1998 in conformity with generally accepted accounting principles.



KPMG LLP

Indianapolis, Indiana
July 23, 1998 except as to note 17,
which is as of August 6, 1998